World Moto, Inc.: Advisor to Prime Minister of Thailand Joins Board of Directors http://at.marketwire.com/accesstracking/AccessTrackingLogServlet?PrId=967994&ProfileId=05 1205&sourceType=1 BANGKOK, THAILAND -- (Marketwire) -- 12/19/12 -- World Moto, Inc. (OTCBB: FARE) (OTCQB: FARE) (BERLIN: WM7) (FRANKFURT: A1J8SY) ("World Moto" or the "Company") is pleased to announce and welcome the appointment, effective immediately, of Julpas "Tom" Kruesopon, to the Company's Board of Directors. Changing the way the world goes around, World Moto is a global authority on the $500 billion dollar a year motorcycle taxi industry and inventor of the Moto-Meter, the world's first motorcycle taxi meter.

Mr. Kruesopon is an advisor to the Prime Minister of Thailand and current president of Panda Securities (US & Asia Pacific). Mr. Kruesopon was formerly Samsung Country Manager and Managing Director of Nortel Networks in Thailand and Vietnam where he successfully built up the Nortel brand to both the enterprise and Government sector, including the successful launch of Nortel products such as the Meridian phone system as well as the CDMA cellular network products.

Prior to working at Nortel Networks, Mr. Kruesopon worked for Samart Corporation PLC, where he was named president in August 1997. His responsibilities included the day-to-day operations of Thailand's leading telecommunications conglomerate and the development and implementation of the group's overall business strategies. Highlights of his time at Samart included completing a $236 million strategic partner deal for Samart with Telecom Malaysia; negotiated Thailand's first ever successful private cellular licensing agreement with Total Access Communication (TAC) for a total deal value of $226 million; and negotiated a combined $220 million cellular network roll out deal with Nokia and Nortel on behalf of Samart's subsidiary, the Digital Phone Company.

During the early 1990s, Mr. Kruesopon developed and handled all of former US President Bill Clinton's Southern California events as well as the marketing of appearances to the national media. He was also the deputy spokesperson for Los Angeles' Mayor at that time, Richard Riordan, and was in charge of the Mayor's overall public relations strategies as well as assisting in the development of the Mayor's public policies.

Mr. Kruesopon graduated from California State University Los Angeles, with a degree in Political Science and has completed Executive management and marketing programs from the University of Michigan, the University of Ontario and University of California Los Angeles (UCLA). Other notable achievements include being named Person of the Year in 2003 by the Telecom Journal; the first Thai National to head two Multi National Telecommunications companies in Thailand; chief organizer for the Miss Universe 2005 Pageant in Thailand; the youngest Chief Operating Officer of a major Thai consumer electronics company; and the first Asian to hold the position of deputy spokesperson for a major USA city mayor.

World Moto CEO Paul Giles stated, "Having Tom Kruesopon on our board brings tremendous value to our company with his extraordinary experience and vast network of business and government contacts. Without question he has shortened our path to success in the Thai market, SE Asia and beyond."

About World Moto

World Moto, Inc. is the global authority on the $500 billion dollar a year motorcycle taxi industry and creator of Yes, the "Need it Now!" service. World Moto has revolutionized the taxi industry by inventing the Moto-Meter, a landmark device that CNN, Newsweek, Wired, Moneylife, among others, are calling "the world's first motorcycle taxi meter" and "world's first portable taxi meter" and "first-ever black box for motorcycles," while the Times named it "one of the most significant innovations of this decade" and Fast Company declared it "The First Real Taxi Meter Innovation in 100 Years...a $3 billion dollar idea." Watch the Moto-Meter in use on motorcycle taxis: http://www.worldmoto.com/videos.php Watch Yes: http://www.worldmoto.com/yes.php To find out more about World Moto, Inc. (OTCBB: FARE) (OTCQB: FARE) (BERLIN: WM7) (FRANKFURT: A1J8SY) visit our website at www.worldmoto.com. Details of the Company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's EDGAR database.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the United States Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, projections of worldwide sales of World Moto, Inc's products and global markets. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission. Add to Digg Bookmark with del.icio.us Add to Newsvine Contact:

World Moto, Inc.
Investor Relations
Telephone: (646) 810-8781
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Source: Marketwire (December 19, 2012 - 4:05 PM EST)
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